Exhibit 99.2

                TELEPHONE AND DATA SYSTEMS INC.
                -------------------------------
                PRO FORMA FINANCIAL INFORMATION
                -------------------------------


        Telephone and Data Systems, Inc. ("TDS"), together with its majority-owned subsidiaries, TDS Telecommunications Corporation, United States Cellular Corporation (AMEX symbol "USM") and American Paging, Inc. (AMEX symbol "APP"), are referred to in this report as the "Company."

        From January 1 through September 30, 1994, the Company acquired two telephone companies and controlling interests in nine cellular markets and several minority cellular interests representing a total of approximately 1.2 million population equivalents. The total consideration paid for these acquisitions was approximately $189.1 million, consisting of $30.1 million in cash, 3.4 million TDS Common Shares, 49,000 USM Common Shares, the obligation to deliver 42,000 TDS Common Shares in the future and the cancellation of a note receivable of $1.4 million.

        As of September 30, 1994, the Company had pending agreements to acquire four telephone companies, one paging company and controlling interests in five cellular markets and one minority interest representing a total of approximately 878,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $131.4 million. If these acquisitions are completed as planned, the Company will issue approximately 2.5 million TDS Common Shares, 125,000 TDS Preferred Shares and will pay approximately $10.8 million in cash.

   Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:


   Telephone and Data Systems, Inc. Unaudited Condensed Pro Forma
   Consolidated Financial Statements:

        Unaudited Condensed Pro Forma Consolidated Balance Sheet as of September 30, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of
             Income for the Nine Months Ended September 30, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of
             Income for the Year Ended December 31, 1993

        Notes to Unaudited Condensed Pro Forma Consolidated
             Financial Statements

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                  September 30, 1994
                                       Unaudited
                                       ---------
                                    (In Thousands)

                                         ASSETS


                                               Combined     Pro Forma
                                              Completed    Adjustments    Pro Forma
                                  TDS        and Pending    Increase         TDS
                            Consolidated(a)  Acquisitions  (Decrease)   Consolidated
                            --------------------------------------------------------
   CURRENT ASSETS              $  218,330     $  8,622     $      -    $  226,952
                               ----------     --------     --------    ----------
   INVESTMENTS
     Cellular limited
        partnership interests     115,430          566            -       115,996
     Cellular license
        acquisition costs, net    115,961        3,487            -       119,448
     Marketable equity
         securities                22,760            -            -        22,760
     Other                        130,347          756            -       131,103
                               ----------     --------     --------    ----------

                                  384,498        4,809            -       389,307
                               ----------     --------     --------    ----------

   PROPERTY, PLANT AND
     EQUIPMENT
     Telephone plant and
        franchise costs, net      715,030       23,535       36,395 (1)   774,960
     Cellular telephone
        plant and license
        costs, net              1,209,209        8,231       76,445 (1) 1,293,885
     Radio paging, net             60,864          543       11,119 (1)    72,526
     Other, net                    35,267            -            -        35,267
                               ----------     --------     --------    ----------
                                2,020,370       32,309      123,959     2,176,638
                               ----------     --------     --------    ----------

   OTHER ASSETS AND
   DEFERRED CHARGES                11,742        2,057            -        13,799
                               ----------     --------     --------    ----------
                               $2,634,940     $ 47,797     $123,959    $2,806,696
                               ==========     ========     ========    ==========


        The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                  September 30, 1994
                                       Unaudited
                                       ---------
                                    (In Thousands)

                         LIABILITIES AND STOCKHOLDERS' EQUITY



                                              Combined     Pro Forma
                                              Completed   Adjustments   Pro Forma
                                    TDS      and Pending    Increase       TDS
                             Consolidated(a)  Acquisitions (Decrease) Consolidated
                             -----------------------------------------------------
   CURRENT LIABILITIES         $  263,476     $ 11,828     $ 10,855 (1) $  286,159
                               ----------     --------     --------     ----------
   DEFERRED LIABILITIES AND
       CREDITS                    103,746        2,350            -        106,096
                               ----------     --------     --------     ----------
   LONG-TERM DEBT, excluding
       current portion            521,046       26,098            -        547,144
                               ----------     --------     --------     ----------
   REDEEMABLE PREFERRED STOCK,
       excluding current
       portion                     15,401            -       12,508 (1)     27,909
                               ----------     --------     --------     ----------
   MINORITY INTEREST in
       subsidiaries               266,129           56            -        266,185
                               ----------     --------     --------     ----------
   NONREDEEMABLE PREFERRED
       STOCK                       16,421            -            -         16,421
                               ----------     --------     --------     ----------
   COMMON STOCKHOLDERS' EQUITY
       Common Shares, par value
         $1 per share              47,392          105        2,380 (1)     49,877
       Series A Common Shares,
         par value $1 per share     6,887            -            -          6,887
       Common Shares Issuable       1,995            -            -          1,995
       Capital in excess of
         par value              1,277,427        4,595      100,981 (1)  1,383,003
       Retained earnings          115,020        2,765       (2,765)(1)    115,020
                               ----------     --------     --------     ----------
                                1,448,721        7,465      100,596      1,556,782
                               ----------     --------     --------     ----------
                               $2,634,940     $ 47,797     $123,959     $2,806,696
                               ==========    ========     ========      ==========


       The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
               Condensed Pro Forma Consolidated Statement of Income
                      For the Nine Months Ended September 30, 1994
                                       Unaudited
                                       ---------
                         (In Thousands, except per share amounts)



                                              Combined      Pro Forma
                                              Completed    Adjustments   Pro Forma
                                   TDS       and Pending     Increase       TDS
                              Consolidated  Acquisitions(b) (Decrease)  Consolidated
                             -------------------------------------------------------
   OPERATING REVENUES
     Telephone                 $  221,321     $ 28,431      $      -     $  249,752
     Cellular telephone           236,816        9,861             -        246,677
     Radio paging                  67,355        3,464             -         70,819
                               ----------     --------      --------     ----------
       Total operating revenues   525,492       41,756             -        567,248
                               ----------     --------      --------     ----------

   OPERATING EXPENSES
     Telephone                    153,808       23,546         1,102 (3)    178,456
     Cellular telephone           221,202       11,288         2,054 (3)    234,544
     Radio paging                  66,870        3,090           778 (3)     70,738
                               ----------     --------      --------     ----------
       Total operating expenses   441,880       37,924         3,934        483,738
                               ----------     --------      --------     ----------

   OPERATING INCOME                83,612        3,832        (3,934)        83,510
                               ----------     --------      --------     ----------

   INVESTMENT AND OTHER
     INCOME (EXPENSE)
     Interest and dividend
       income                       7,652            5          (120)(5)      7,537
     Minority share of income      (7,495)           -           132 (2)     (6,488)
                                                                 875 (6)
     Cellular investment
       income, net of license
       cost amortization           19,702            -          (102)(4)     19,600
     Other, net                       588          479             -          1,067
                               ----------     --------      --------     ----------
                                   20,447          484           785         21,716
                               ----------     --------      --------     ----------

   INCOME BEFORE INTEREST
     AND INCOME TAXES             104,059        4,316        (3,149)       105,226
     Interest expense              28,760        2,553          (120)(5)     32,154
                                                                 961 (7)
                               ----------     --------      --------     ----------

   INCOME BEFORE INCOME TAXES      75,299        1,763        (3,990)        73,072
     Income tax expense            33,132        1,440        (2,275)(8)     32,297
                               ----------     --------      --------     ----------

   NET INCOME(c)                   42,167          323        (1,715)        40,775
     Preferred Dividend
       Requirement                 (1,733)           -          (516)(9)     (2,249)
                               ----------     --------      --------     ----------

   NET INCOME AVAILABLE
     TO COMMON(c)              $   40,434     $    323      $ (2,231)    $   38,526
                               ==========     ========      ========     ==========

   WEIGHTED AVERAGE
     COMMON SHARES (000s)          53,121                      3,829         56,950
                               ==========                   ========     ==========

   EARNINGS PER COMMON
     SHARE(c)                  $      .75                                       .67
                               ==========                                ==========

     The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
               Condensed Pro Forma Consolidated Statement of Income
                        For the Year Ended December 31, 1993
                                       Unaudited
                                       ---------
                         (In Thousands, except per share amounts)



                                              Combined      Pro Forma
                                              Completed    Adjustments   Pro Forma
                                   TDS       and Pending     Increase       TDS
                              Consolidated  Acquisitions(b) (Decrease)  Consolidated
                             -------------------------------------------------------
   OPERATING REVENUES
     Telephone                 $  268,122     $ 45,291      $      -     $  313,413
     Cellular telephone           214,310       18,639             -        232,949
     Radio paging                  75,363        4,618             -         79,981
                               ----------     --------      --------     ----------
       Total operating revenues   557,795       68,548             -        626,343
                               ----------     --------      --------     ----------

   OPERATING EXPENSES
     Telephone                    189,012       38,239         1,633 (3)    228,884
     Cellular telephone           222,966       21,436         3,704 (3)    248,106
     Radio paging                  76,084        4,120         1,037 (3)     81,241
                               ----------     --------      --------     ----------
       Total operating expenses   488,062       63,795         6,374        558,231
                               ----------     --------      --------     ----------

   OPERATING INCOME                69,733        4,753        (6,374)        68,112
                               ----------     --------      --------     ----------

   INVESTMENT AND OTHER
     INCOME (EXPENSE)
     Interest and dividend
       income                       8,082          265          (188)(5)      8,159
     Minority share of income        (475)           -            45 (2)     (1,701)
                                                              (1,271)(6)
     Cellular investment
       income, net of license
       cost amortization           15,704            -          (124)(4)     15,580
     Gain on sale of cellular
       interests                    4,970            -             -          4,970
     Other, net                      (155)       4,890             -          4,735
                               ----------     --------      --------     ----------
                                   28,126        5,155        (1,538)        31,743
                               ----------     --------      --------     ----------

   INCOME BEFORE INTEREST
     AND INCOME TAXES              97,859        9,908        (7,912)        99,855
     Interest expense              37,466        4,114          (188)(5)     43,511
                                                               2,119 (7)
                               ----------     --------      --------     ----------

   INCOME BEFORE INCOME TAXES      60,393        5,794        (9,843)        56,344
     Income tax expense            26,497        2,403        (5,115)(8)     23,785
                               ----------     --------      --------     ----------

   NET INCOME (c)                  33,896        3,391        (4,728)        32,559
     Preferred Dividend
       Requirement                 (2,386)           -          (688)(9)     (3,074)
                               ----------     --------      --------     ----------

   NET INCOME AVAILABLE
     TO COMMON (c)             $   31,510     $  3,391      $ (5,416)    $   29,485
                               ==========     ========      ========     ==========

   WEIGHTED AVERAGE COMMON
     SHARES (000s)                 47,266                      5,890         53,156
                               ==========                   ========     ==========

   EARNINGS PER COMMON
     SHARE (c)                 $      .67                                $      .55
                               ==========                                ==========


         The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                 TELEPHONE AND DATA SYSTEMS, INC.
   NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                          (Unaudited)


        (a)  Includes   the  balance   sheets  of   the  entities
   discussed in the second paragraph of this exhibit.

        (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

        (c) Net income, net income available to common and earnings per share are presented prior to extraordinary items and the cumulative effect of accounting changes.

        (d) Cellular operating revenues and expenses for 1993 have been reclassified to conform to 1994 presentation.

        (e) The pro forma adjustments are described in the following paragraphs:

         1) Reflects TDS's acquisition of the telephone, cellular telephone, and radio paging interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price in excess of book value (in thousands).

        Purchase price (aggregate)                                   $ 131,424
        Less:     TDS's proportionate share of acquired
                  companies' equity at
                  September 30, 1994                                     7,465
                                                                     ---------
        Purchase price to be allocated                               $ 123,959
                                                                     =========
        Purchase price in excess of book value--
             Cellular operations                                     $  76,445
             Telephone operations                                       36,395
             Paging operations                                          11,119
                                                                     ---------
                                                                     $ 123,959
                                                                     =========

   The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

        2)   Reflects  the  minority  shareholders'   portion  of
   acquired companies' net loss.

        3)   Reflects the amortization of assumed costs in excess
   of book value.   Excess cost amounts are primarily  assumed to
   be amortized over 5 to 40 years.

        4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma
   Consolidated Statements of Income.

        5) Reflects the elimination of intercompany interest income and interest expense between the Company and acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see Note 4).

        6) Reflects the minority shareholders' portion of USM's net loss due to the addition of the cellular entities and the related pro forma adjustments in (2)-(4) above.

        7) Reflects the estimated interest expense incurred as a result of increases in Notes Payable in connection with the acquisitions included in the Condensed Pro Forma Consolidated
   Statements of Income.

        8) Reflects the estimated income tax effects of the pro forma adjustments in (2)-(4) and (7) above.

        9) Reflects the preferred dividend requirement on the TDS Preferred Shares to be issued.